Exhibit 99.1

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following discussion describes the material federal income tax considerations relating to our taxation as a REIT and the ownership and disposition of our common stock, preferred stock, debt securities and depositary shares, which we may offer from time to time and which we generally refer to herein as our securities.  An applicable prospectus supplement will contain information about additional federal income tax considerations, if any, relating to particular offerings of these and any other securities of ours.

Because this is a summary that is intended to address only material federal income tax considerations relating to the ownership and disposition of our securities, it may not contain all the information that may be important to you.  As you review this discussion, you should keep in mind that:

•      the tax consequences for you may vary depending on your particular tax situation;

•      special rules that are not discussed below may apply to you if, for example, you are:

•      a tax-exempt organization,

•      a broker-dealer,

•      a non-U.S. person,

•      a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

•      subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”),

•      holding the securities as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•      holding the securities through a partnership or similar pass-through entity,

•      a person with a “functional currency” other than the U.S. dollar,

•      beneficially or constructively holding a 10% or more (by vote or value) beneficial interest in us,

•      a U.S. expatriate, or

•      otherwise subject to special tax treatment under the Code;

•      this summary does not address state, local or non-U.S. tax considerations;

•      this summary deals only with investors that hold the securities as a “capital asset,” within the meaning of Section 1221 of the Code; and

•      this discussion is not intended to be, and should not be construed as, tax advice.

The information in this section is based on the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions.  The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling.  In each case, these sources are relied upon as they exist on the date of this discussion.  Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based.  Any such change could apply retroactively.  We have not received any rulings from the Internal Revenue Service concerning our qualification as a REIT.  Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the Internal Revenue Service or the courts, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the impact of your personal tax situation on the anticipated tax consequences of the ownership and sale of our securities.  This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our securities, and the potential changes in applicable tax laws.

Taxation of the Company as a REIT

General.  We have elected to be taxed as a REIT under Sections 856 through 860 of the Code.  A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT.

We believe that each of the Company’s predecessor companies, New Plan Realty Trust and Excel Realty Trust, Inc., was organized and operated, commencing with the taxable years ended July 31, 1972 and December 31, 1987, respectively, in a manner so as to qualify for taxation as a REIT under the Code.  We believe that our company is currently organized, and since the merger of the predecessor companies, has operated in a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner.  There can be no assurance, however, that we qualify or will remain qualified as a REIT.

The sections of the Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex.  The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Code, as described in this discussion, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our stock.  Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have satisfied such requirements or will continue to do so.  For a discussion of the tax consequences of the failure to qualify as a REIT, see “—Taxation of the Company as a REIT—Failure to Qualify.”

In any taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our stockholders.  Stockholders generally will be subject to taxation on dividends that they receive (other than dividends designated as “capital gain dividends” or “qualified dividend income”) at rates applicable to ordinary income instead of at lower capital gain rates.  Qualification for taxation as a REIT enables the REIT and its stockholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation.  Regular corporations generally are subject to federal corporate income taxation on their income, and stockholders of regular corporations are subject to tax on dividends that are received.  Currently, however, stockholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and stockholders of regular corporations who are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends.  Accordingly, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gains rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal income tax as follows.

(1)           We will be taxed at regular corporate rates on any “REIT taxable income.”  REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

(2)           Under some circumstances, we (or our stockholders) may be subject to the “alternative minimum tax” due to our items of tax preference and alternative minimum tax adjustments.

(3)           If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

(4)           Our net income from “prohibited transactions” will be subject to a 100% tax.  In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

(5)           If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (b) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

(6)           We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year (taking into account excess distributions made in prior years) at least the sum of:

•      85% of our REIT ordinary income for the year,

•      95% of our REIT capital gain net income for the year, and

•      any undistributed taxable income from prior taxable years.

(7)           We may elect to retain and pay income tax on our net long-term capital gain.  In that case, a U.S. stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the U.S. stockholder in our common stock.

(8)           We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among us, our tenants and/or a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

(9)           If we fail to satisfy the “10% value test” discussed below under “—Asset Tests” because we own assets the total value of which exceeds a statutory de minimis standard but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such non-qualifying assets by the highest rate of tax applicable to corporations.

(10)         If we fail to satisfy a requirement under the Code the failure of which would result in the loss of our REIT status, other than a failure described in paragraph 5 or 9 above, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure due to reasonable cause and not willful neglect.

(11)         If we acquire any assets from a regular corporation in a carry-over basis transaction, we will be liable for corporate income tax, at the highest applicable corporate rate, on the “built-in gain” with respect to those assets at the time we acquired them if we disposed of those assets within 10 years after we acquired them (provided no election is made for the transaction to be currently taxable).  To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the regular corporation’s interest in the partnership.  Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset.  If we are subject to taxation on our REIT taxable income or are subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a regular corporation, a portion of the dividends we pay to our stockholders who are taxed as individuals during the following year may be subject to tax at reduced capital gains rates rather than at ordinary income rates.  See “Taxation of U.S. Holders of Our Common Stock, Preferred Stock and Depositary Shares–- Distributions to Stockholders – Qualified Dividend Income.”

Furthermore, notwithstanding our status as a REIT, (a) we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes, (b) our subsidiaries that are not subject to federal income tax may have to pay state and local income taxes, because not all states and localities treat these entities in the same manner as they are treated for federal income tax purposes and (c)

we and our subsidiaries may have to pay certain foreign taxes to the extent that we own assets or conduct operations in foreign jurisdictions.  Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal corporate income tax on its net income.

Requirements for Qualification As a REIT.  The Code defines a REIT as a corporation, trust or association—

(1)           that is managed by one or more trustees or directors;

(2)           that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)           that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4)           that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5)           the beneficial ownership of which is held by 100 or more persons;

(6)           not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

(7)           that makes an election to be taxed as a REIT, or has made such election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8)           that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder; and

(9)           that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), inclusive, must be met during the entire taxable year.  Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made.  Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made.  For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual.  However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6).  We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above.  In addition, Article VII of our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above.  These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements.  If we fail to satisfy these share ownership requirements, and cannot avail ourselves of any statutory relief provisions, we will fail to qualify as a REIT (except as described in the next paragraph).

To monitor our compliance with condition (6) above, we are required to send annual letters to holders of stock requesting information regarding the actual ownership of the stock.  If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known, of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. If either New Plan Realty Trust or Excel Realty Trust, Inc., whose businesses were combined in a merger transaction on September 28, 1998 to form the Company, failed to qualify as a REIT throughout the duration of its existence, it might have had undistributed earnings and profits from a non-REIT year.  If that were the case and either of the Company’s predecessor companies did not distribute such earnings and profits prior to the merger transaction, the Company might not qualify as a REIT.  The Company believes that each of the predecessor companies qualified as a REIT and that, in any event, neither of the predecessor companies had any undistributed earnings and profits from a non-REIT year at the time of the merger transaction.  Because we believe that we have qualified as a REIT at all times since the merger, we do not believe that we have any undistributed earnings and profits that are attributable to a non-REIT taxable year.  However, the Internal Revenue Service could determine otherwise.

Qualified REIT Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes.  Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT.  All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself.  A qualified REIT subsidiary of ours is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.  We hold a significant portion of our assets through qualified REIT subsidiaries.

Taxable REIT Subsidiaries. A “taxable REIT subsidiary” is an entity that is taxable as a regular corporation in which we directly or indirectly own stock and that elects jointly with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code.  A taxable REIT subsidiary also includes any entity that is taxable as a regular corporation in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities representing 35% or more of the vote or value.  However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

The income and assets of our taxable REIT subsidiaries are not attributable to us for purposes of the conditions that we must satisfy in order to maintain our REIT status.  Moreover, a taxable REIT subsidiary can perform services for out tenants that could not be performed directly by us or parties related to us without affecting our status as a REIT.  Our taxable REIT subsidiaries include ERT Development Corporation and its corporate subsidiaries.

Income Tests.  To qualify as a REIT, we must satisfy two gross income tests, which are applied on an annual basis.  First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments.  Income from investments relating to real property or mortgages on real property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property.  Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (a) dividends, (b) interest, and (c) gain from the sale or disposition of stock and securities.  Our income for purposes of these tests includes our allocable share of all income earned by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes.  Our allocable share of the income from an entity that is treated as a partnership for federal income tax purposes is determined in accordance with our capital interest in that entity.

Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met.  These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased.  First, the amount of rent must not be based in whole or in part on the income or profits of any person.  However, an amount we receive or accrue generally will not fail to be treated as “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.  Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.  A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.  Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only permitted to directly provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.”  Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through either an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or a taxable REIT subsidiary, subject to specified limitations.  The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service.  If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property.  If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to:

•      charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•      rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•      derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•      directly perform services considered to be noncustomary or rendered to the occupant of the property.

We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests.  We intend to continue to monitor any services provided at, and the nonqualifying income arising from, each of our properties.

ERT Development Corporation, a taxable REIT subsidiary of ours, performs certain activities that cannot be performed by us, such as developing properties held by us in the ordinary course of business and earning fees relating to those activities that would not qualify as “good income” under the 75% and 95% tests.  Our share of any dividends received from ERT Development Corporation, other taxable REIT subsidiaries, and from other corporations in which we own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test.  We do not anticipate that we will receive sufficient dividends from those entities to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

“Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person.  However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests.  We have received interest payments from ERT Development Corporation and other sources that will constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test.  We do not anticipate that these amounts of interest will affect our ability to qualify under the 75% gross income test.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments.  To the extent that we enter into a transaction in the normal course of our business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, any income or gain from the hedging transaction will be disregarded for purposes of the 95% income test, provided that we clearly and timely identify such hedging transaction in the manner required under the Code and the regulations promulgated thereunder.  For our taxable years beginning prior to January 1, 2005, to the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets was generally qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.  To the extent that we hedged with nonqualifying types of financial instruments prior to January 1, 2005, or we hedge against other types of risks, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code.  These relief provisions generally will be available if our failure to meet the tests was due to reasonable cause and not due to willful neglect, and following identification of the failure, we file with the Internal Revenue Service a schedule describing each item of our gross income.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions.  For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause.  If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT.  Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

In addition to the 75% and 95% gross income tests, our predecessor companies had to meet a 30% gross income test for our taxable years that ended prior to January 1, 1998. The 30% gross income test required that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, apart from involuntary conversions and sales of foreclosure property, represent less than 30% of a company’s gross income, including gross income from prohibited transactions. We believe that our predecessor companies met the 30% gross income test for relevant years that ended prior to January 1, 1998. The 30% gross income test is not applicable for taxable years starting on or after January 1, 1998.

Prohibited Transactions Tax.  Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of this type of gain realized by any partnership or limited liability company that is treated as a partnership for income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.  Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% tax if (i) we have held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income.  The sale of more than one property to one buyer as part of one transaction constitutes one sale.

We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make sales of properties as are consistent with our investment objectives.  However, not all of our sales will satisfy the “safe harbor” requirements described above.  While we acquire and hold our properties with an investment objective and do not believe they constitute dealer property, we cannot provide any assurance that the Internal Revenue Service might not contend sales of our property are sales of dealer property and are subject to the 100% penalty tax.

In addition, we own parcels of land that are located adjacent to particular properties that are not necessarily required for use within the shopping center located at the property (referred to as “outparcels”).  We may sell one or more of these outparcels from time to time.  We believe that our infrequent sales of outparcels should not result in the outparcels being considered inventory or as held primarily for sale to customers in the ordinary course of our trade or business, but there is a risk that the Internal Revenue Service could contend otherwise, in which event the profit from such sales allocable to us would be subject to the 100% tax. If we determine that the anticipated level of activity with respect to the outparcels would be sufficient to cause such sales to be subject to 100% tax, we will hold and sell such parcels through a taxable REIT subsidiary.  The taxable REIT subsidiary would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by us.

Asset Tests.  At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.  Our assets for purposes of these tests include our allocable share of all assets held by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes, and generally do not include the equity interests in these entities.  For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the capital interests in that entity.  For purposes of the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the total securities (including debt securities) owned in that entity other than certain securities specified in the Code.

(1)           At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, and government securities.  Real estate assets include, mortgages secured by real estate assets, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

(2)           Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

(3)           Except for securities described in (1) above and securities in taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

(4)           Except for securities described in (1) above and securities in taxable REIT subsidiaries, we may not own more than 10% of any one issuer’s outstanding voting securities.

(5)           Except for securities described in (1) above, securities in taxable REIT subsidiaries, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

(6)           Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Until July 1, 2001, we owned 100% of the non-voting preferred stock and none of the voting common stock of ERT Development Corporation.  In addition, we owned notes issued by ERT Development Corporation.  In July 2001, we acquired the voting common stock of ERT Development Corporation and, in 2002, all outstanding loans owed by ERT Development Corporation to the Company were converted to equity.  ERT Development Corporation has made an election to be treated as a taxable REIT subsidiary effective as of January 1, 2001.  We believe that the securities of ERT Development Corporation comprised less than 5% of our total assets and that we owned less than 10% of the voting securities of ERT Development Corporation for all periods before January 1, 2001.  For all periods prior to January 1, 2001, there can be no assurance, however, that the Internal Revenue Service might not contend (1) that the value of the securities of ERT Development Corporation held by us (excluding any loans secured by mortgages that qualify as “real estate assets”) exceeded the 5% value limitation, (2) that the non-voting stock of ERT Development owned by us should be considered “voting stock” for purposes of the asset tests, or (3) that we otherwise should be considered to have owned more than 10% of the voting stock of ERT Development Corporation.

We believe that the aggregate value of our securities in ERT Development Corporation, together with all other assets that do not qualify for purposes of the 75% test, does not exceed 25% of the total value of our assets.  We cannot ensure, however, that the Internal Revenue Service will not contend that our share of the aggregate value of these assets exceeds the 25% value limitation.

In addition, we believe that the value of the securities we hold of ERT Development Corporation, together with any securities that we hold of the other taxable REIT subsidiaries, does not exceed, in the aggregate, 20% of the total value of our assets.  We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

Securities, for purposes of the asset tests, may include debt we hold from other issuers.  However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test:  (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of our interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement described in future Treasury regulations.

Debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our taxable REIT subsidiaries, own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Internal Revenue Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors.  However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder.  In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice..

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe the value of the securities that we own, including unsecured debt but excluding any equity interest in a partnership, does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the considerations described above).  With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets.  If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

Furthermore, for our taxable years beginning after December 31, 2004, the failure to satisfy the asset tests can be remedied even after the 30-day cure period.  If the total value of the assets that caused a failure of the 5% limitation, the 10% voting securities limitation or the 10% value limitation does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, we can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which we first identify the failure of the asset test.  For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and file a schedule with the Internal Revenue Service that describes the assets.

We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within the applicable time period after the close of any quarter as may be required to cure any noncompliance with the asset tests.  We cannot ensure that these steps always will be successful.  If we fail to cure the noncompliance with the asset tests within the applicable time period, we could fail to qualify as a REIT.

Annual Distribution Requirements.  To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

•      the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, minus

•      the sum of certain items of non-cash income.

Distributions must generally be made during the taxable year to which they relate.  Distributions may be made in the following year in two circumstances.  First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared.  Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration.  To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (a) 85% of our REIT ordinary income for such year, (b)

95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains.  In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us.  For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.  It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements.  In that event, we may have to arrange for short-term, or possibly long-term, borrowings to meet the distribution requirements.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year.  Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends.  However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements.  We are required to comply with applicable recordkeeping requirements.  Failure to comply could result in monetary fines.

Failure to Qualify.  For our taxable years beginning after December 31, 2004, if we do not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific savings clauses discussed above in “—Asset Tests” and “—Income Tests,” we can avoid disqualification of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect.  If we fail to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.  Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us.  As a result, our failure to qualify as a REIT would significantly reduce both the cash available for distribution by us to our stockholders and our earnings.  In addition, all of our distributions to our stockholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that stockholders taxed as individuals currently would be taxed on those dividends at capital gains rates and corporate stockholders generally would be entitled to a dividends received deduction with respect to such dividends.  Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.  We cannot state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Investments in Partnerships

General.  We have an interest in one or more partnerships or limited liability companies that may involve special tax considerations.  These tax considerations include the following:

•      the allocations of income and expense items of the subsidiary partnerships or limited liability companies, which could affect the computation of our taxable income;

•      the status of each subsidiary partnership and limited liability company as a partnership or an entity that is disregarded for income tax purposes (as opposed to an association taxable as a corporation) for income tax purposes; and

•      the taking of actions by any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

We believe that our subsidiary partnerships and limited liability companies, other than any limited liability companies that have made an election to be treated as a corporation for federal income tax purposes and that have also made an election to be treated as a taxable REIT subsidiary of ours, will be treated for income tax purposes as partnerships (and not as associations taxable as corporations).  If one or more of these subsidiary partnerships or limited liability companies were to be treated as a corporation, it would be subject to an entity level tax on its income.  In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT.

Ownership of Partnership Interests by a REIT.  A REIT that is a partner in an entity treated as a partnership for income tax purposes generally will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income, determined in accordance with the REIT’s capital interest in the partnership.

The assets and gross income of a partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs.  Thus, our proportionate share of the assets and items of income of these partnerships and limited liability companies is treated as our assets and items of income for purposes of applying the asset and income tests.  We have direct control of many of the entities in which we own an interest that are treated as partnerships for income tax purposes.  We have operated such partnerships and intend to continue to operate such partnerships in a manner that is consistent with the requirements for qualification as a REIT.  We have also monitored the partnerships that we do not directly control and intend to continue to monitor such partnerships to confirm that such partnerships have been operated and continue to be operated in a manner that is consistent with our qualification as a REIT.

Tax Aspects of Our Investments in ERT Development Corporation and Other Taxable REIT Subsidiaries

Our taxable REIT subsidiaries, such as ERT Development Corporation, do not qualify as REITs and therefore pay federal, state and local income taxes on their net income at normal corporate rates.  To the extent that our taxable REIT subsidiaries pay such taxes, the cash available for distribution to stockholders is reduced accordingly.  However, to the extent that our taxable REIT subsidiaries pay dividends to us in a particular calendar year, dividends received by our individual stockholders during that year attributable to those distributions will be eligible to be subject to taxation at reduced capital gains rates, rather than at ordinary income rates.  See “Taxation of U.S. Holders of Our Common Stock, Preferred Stock and Depositary Shares – Distributions to Stockholders – Qualified Dividend Income.”

Certain restrictions are imposed on taxable REIT subsidiaries to ensure that such entities will be subject to an appropriate level of federal income taxation.  For example, our taxable REIT subsidiaries may not deduct interest payments made in any year to us to the extent that such payments exceed, generally, 50% of our adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that later year).  In addition, any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax.  In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations.  Rents we receive will not constitute redetermined rents if they qualify for any of the safe harbor provisions contained in the Code.

We anticipate that any fees paid to a taxable REIT subsidiary of ours for tenant services will reflect arm’s-length rates or satisfy one or more of the safe-harbor provisions described in the Code.  Nevertheless, these determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes.  If the Internal Revenue Service successfully made such an assertion and we did not satisfy any of the safe harbor provisions described above, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Our ownership of the securities of taxable REIT subsidiaries is currently subject to certain asset tests.  These tests restrict the ability of ERT Development Corporation and our other taxable REIT subsidiaries to increase the size of their businesses unless the value of our assets increases at a commensurate rate.  See “Requirements for Qualification As a REIT – Asset Tests,” above.

Taxation of Holders of Our Securities

As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of our securities described in this discussion that is for United States federal income tax purposes:

(1)           a citizen or resident alien individual, as defined in Section 7701(b) of the Code, of the United States;

(2)           a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provided otherwise;

(3)           an estate the income of which is subject to United States federal income taxation regardless of its source; or

(4)           in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that was both treated as a domestic trust on August 19, 1996 and in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

Generally, in the case of a partnership that holds our securities, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership.  A “non-U.S. stockholder” is a holder, including any partner in a partnership that holds our securities, that is not a U.S. stockholder.

Taxation of U.S. Holders of Our Debt Securities

Scope of Discussion.  This general discussion of certain U.S. federal income tax consequences applies to you if you acquire our debt securities at original issue for the issue price.

Taxation of Stated Interest.  You generally must include interest on the debt securities in your federal taxable income as ordinary income:

•    when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•    when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

U.S. federal income tax considerations applicable to any debt securities sold with original issue discount will be described in the applicable prospectus supplement.

Sale, Redemption or Other Taxable Disposition of our Debt Securities.  Unless a nonrecognition provision applies, you must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note in cash (including any redemption premium) or other property, valued at fair market value, less the amount attributable to accrued but unpaid interest on the note and your adjusted tax basis in the note. Your initial tax basis in a note generally will be the price you paid for the note.

Your gain or loss generally will be long-term capital gain or loss if at the time it is disposed of you have held the note for more than one year. Otherwise, it will be a short-term capital gain or loss.

Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income. The maximum rate of tax on long term capital gain on most capital assets held by an individual is 15%. The deductibility of capital losses is subject to limitations.

Market Discount.  The resale of notes may be affected by the “market discount” provisions of the Code. Market discount on a note will generally equal the amount, if any, by which the principal amount of the note exceeds the U.S. holder’s acquisition price. Subject to a de minimis exception, those provisions generally require a U.S. holder of a note acquired at a market discount to treat as ordinary income any gain recognized at maturity or on the earlier disposition of such note to the extent of the “accrued market discount” at the time of maturity or disposition. Market discount on a note will be treated as accruing on a straight-line basis over the term of such note or, at the election of the U.S. holder, under a constant-yield method. A U.S. holder of a note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction, unless the U.S. holder elects to include market discount in income as it accrues.

Amortizable Premium.  A purchaser of a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium (“Section 171 premium”) from the purchase date to the note’s maturity date under a constant-yield method that reflects semi-annual compounding based on the note’s payment period. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction and also has the effect of reducing the U.S. holder’s basis in the note.

Impact on Other Debt.  Both the election to include market discount in income as it accrues and the election to amortize premium will affect debt securities you acquired from us and debt securities acquired from other issuers.  In addition, neither election may be revoked without the consent of the Internal Revenue Service.  Therefore, you should consult your tax advisor before making either election.

Taxation of Non-U.S. Holders of Our Debt Securities

Payments of Interest.  This general discussion of certain U.S. federal income tax consequences applies to you if you acquire our debt securities at original issue for the issue price. If you are a non-U.S.

holder of notes, interest paid to you generally will not be subject to U.S. federal income taxes or withholding tax if the interest is not effectively connected with your conduct of a trade or business within the United States, provided that you:

•    do not actually or constructively own a 10% or greater interest in us;

•    are not a controlled foreign corporation with respect to which we are a “related person” within the meaning of section 864(d)(4) of the Internal Revenue Code;

•    are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code; and

•    provide the appropriate certification as to your foreign status. You can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold our debt securities through a financial institution or other agent acting on your behalf, you may be required to provide appropriate documentation to your agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If you do not qualify for an exemption under these rules, interest income from the debt securities may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time it is paid. The payment of interest effectively connected with your U.S. trade or business, however, would not be subject to a 30% withholding tax so long as you provide us or our agent an adequate certification (currently on Form W-8ECI), but such interest would be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your U.S. trade or business, you may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, you must provide a properly-executed Form W-8BEN before the payment of interest and you may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sales, Redemptions, Exchanges or Other Taxable Dispositions of Notes.  If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any amount which constitutes capital gain upon retirement or disposition of a note, unless any of the following is true:

•    your investment in our debt securities is effectively connected with your conduct of a U.S. trade or business;

•    if you are a non-U.S. holder who is a nonresident alien individual holding the note as a capital asset, you are present in the United States for 183 or more days in the taxable year within which sale, redemption or other disposition takes place, and certain other requirements are met; or

•    you are subject to provisions of U.S. tax laws applicable to certain U.S. expatriates.

If you have a U.S. trade or business and the investment in our debt securities is effectively connected with that trade or business, the payment of the sales proceeds with respect to our debt securities would be subject to U.S. federal income tax on a net basis at the rate applicable to United States persons generally. In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the note is effectively connected with the foreign corporation’s U.S. trade or business.

Taxation of U.S. Holders of Our Common Stock, Preferred Stock and Depositary Shares

Distributions to Stockholders.

General.  As long as we qualify as a REIT, distributions made to taxable U.S. holders of our stock out of current or accumulated earnings and profits that are not designated as capital gain dividends or qualified dividend income, will be taken into account by them as ordinary income.  In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to the preferred stock and then to the common stock.  Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted basis of the stockholder’s stock.  Rather, such distributions will reduce the adjusted basis of such stock.  To the extent that distributions exceed the adjusted basis of a U.S. stockholder’s stock, the distributions will be taxable as capital gains, assuming the stock is a capital asset in the hands of the U.S. stockholder.

Distributions will generally be taxable, if at all, in the year of the distribution.  However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

Capital Gain Dividends.  We may elect to designate distributions of our net capital gain as “capital gain dividends.”  Capital gain dividends are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year.  This tax treatment applies regardless of the period during which the stockholders have held their stock.  If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on Internal Revenue Service Form 1099-DIV.  Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income.  If we make such an election, U.S. stockholders (a) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (b) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount.  A U.S. stockholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid.  Our earnings and profits will be adjusted appropriately.

With respect to U.S. holders of our stock who are taxed at the rates applicable to individuals, we must classify portions of our designated capital gain dividend into the following categories:

•      a 15% gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15%; or

•      an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 15% and 25% capital gain dividends by performing the computation required by the Code, as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.  Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income.  With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such stockholders as “qualified dividend income,” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the stockholder has held the common stock with respect to which the distribution is made for more than 61 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution.  The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)      the qualified dividend income received by us during such taxable year from regular corporations (including our taxable REIT subsidiaries);

(b)      the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)      the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a regular corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met.  A foreign C corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States.  We generally expect that an insignificant portion of our distributions will consist of qualified dividend income.

Other Tax Considerations.  Distributions made by us and gain arising from the sale or exchange of stock by a U.S. holder of our stock will not be treated as passive activity income.  As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain.  In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations.  A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income tax rates.  We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.  U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.  Our operating or capital losses will be carried over by us for potential offset against future income, subject to applicable limitations.

Distributions to Holders of Depositary Shares.

Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the underlying preferred stock represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were direct holders of underlying preferred stock. In addition, (i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of certificates evidencing the underlying preferred stock in exchange for depositary receipts, (ii) the tax basis of each share of the underlying preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged therefor, and (iii) the holding period for the underlying preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares. For a discussion of the withdrawal of the underlying preferred stock generally, see “Description of Depositary Shares—Withdrawal of Stock”. For a discussion of the treatment of dividends and other distributions with respect to the preferred stock of the Company, see the caption “—Taxation of U.S. Holders of Our Common Stock, Preferred Stock and Depositary Shares—Distributions to Stockholders.”

Sale of Our Stock or Depositary Shares.

Upon any taxable sale or other disposition of our stock, a U.S. holder of our stock or depositary shares will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between:

•      the amount of cash and the fair market value of any property received on such disposition; and

•      the U.S. holder’s adjusted basis in such stock or depositary shares for tax purposes.

Gain or loss will be capital gain or loss if the stock or depositary shares have been held by the U.S. holder as a capital asset.  The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket.  A U.S. holder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%.  The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”  Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

In general, any loss upon a sale or exchange of our stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

Redemption of Preferred Stock and Depositary Shares.

Whenever we redeem any preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed. The treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our preferred stock to a holder of such stock or depositary shares related to such stock can only be determined on the basis of the particular facts as to each holder at the time of redemption. In general, a holder of our preferred stock or depositary shares will recognize capital gain or loss measured by the difference between the amount received by the holder of such stock upon the redemption and such holder’s adjusted tax basis in the preferred stock or depositary shares redeemed (provided the preferred stock or depositary shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the holder’s interest in all classes of our stock under Section 302(b)(3) of the Code, or (ii) is “not essentially equivalent to a dividend” with respect to the holder of the preferred stock under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any series or class of the preferred stock or depositary shares being redeemed, but also such holder’s ownership of other classes of our stock and any options (including stock purchase rights) to acquire any of the foregoing. The holder of our preferred stock or depositary shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If the holder of preferred stock or depositary shares owns (actually or constructively) none of our voting stock, or owns an insubstantial amount of our voting stock, based upon current law, it is probable that the redemption of preferred stock from such a holder would be considered to be “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of our preferred stock or depositary shares intending to rely on any of these tests at the time of redemption should consult its own tax advisor to determine their application to its particular situation.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our preferred stock or depositary shares will be treated as a distribution on our stock as described under “—Taxation of U.S. Holders of Our Common Stock, Preferred Stock and Depositary Shares—Distributions to Stockholders.” If the redemption of a holder’s preferred stock or depositary shares is taxed as a dividend, the adjusted basis of such holder’s redeemed stock or depositary shares will be transferred to any other stock held by the holder. If the holder owns no other shares of our stock, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Taxation of Non-U.S. Holders of Our Common Stock, Preferred Stock and Depositary Shares

Distributions.

General.  Distributions by us to a non-U.S. holder of our stock or depositary shares that are not attributable to gain from sales or exchanges by us of “U.S. real property interests” and are not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.  Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding.  Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. holder unless:

•    a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN with us evidencing eligibility for that reduced rate is filed with us; or

•    the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its stock or depositary shares will reduce the non-U.S. holder’s adjusted basis in its stock or depositary shares and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its stock or depositary shares will be treated as gain from the sale of its stock, the tax treatment of which is described below. (See “Taxation of Non-U.S. Holders of Our Common Stock, and Preferred Stock and Depositary Shares—Sale of Our Stock or Depositary Shares.”)

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Capital Gain Dividends.

Distributions to a non-U.S. holder that are designated by us at the time of distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless:

•    the investment in the our stock or depositary shares is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. holders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

•    the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Except as described in the next sentence, under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will be subject to U.S. federal income tax in the manner described above under “-General.”

This treatment will not apply, however, to any such distribution received with respect to a class of stock that is not regularly traded on an established securities market located in the United States or is paid to a non-U.S. holder who owns, at any time during the tax year in which the distribution is received, more than 5% of the class of stock with regard to which the distribution is paid.  A non-U.S. holder receiving a distribution described in the previous sentence will be treated as recognizing gain that is income effectively connected with a U.S. trade or business.  Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals.  Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation.  We will be required to withhold and remit to the Internal Revenue Service 35% (or 15% to the extent provided for in Treasury regulations) of any such distribution to non-U.S. holders that is either designated as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided for in Treasury regulations) of a distribution that could have been designated as a capital gain dividend.  Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution.  The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability or refunded when the non-U.S. stockholder properly and timely files a tax return with the Internal Revenue Service.

Sale of Our Stock or Depositary Shares.  Gain recognized by a non-U.S. holder upon the sale or exchange of our stock or depositary shares generally would not be subject to U.S. taxation unless:

•      the investment in our stock or depositary shares is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain;

•      the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•      our stock or depositary shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

Our stock or depositary shares will not constitute a U.S. real property interest if we are a domestically-controlled REIT.  We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders.

We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock or depositary shares would not be subject to taxation under FIRPTA.  Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. holder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

•      the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

•      the selling non-U.S. holder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the shorter of the period during which the non-U.S. holder held such class or series of stock or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our stock or depositary shares was subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Taxation of Tax-Exempt Holders

Provided that a tax-exempt holder has not held its securities as “debt financed property” within the meaning of the Code, the dividend and interest income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder.  Similarly, income from the sale of a security will not constitute UBTI unless the tax-exempt holder has held its security as debt financed property within the meaning of the Code or has used the security in a trade or business.  However, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our securities will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code.  These tax exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT.  Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a “pension held REIT” if it meets the following two tests:

(1)           it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2)           either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT.  An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI.  The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts.  Based on the current estimated ownership of our common and preferred stock and as a result of certain limitations on transfer and ownership of common and preferred stock contained in our charter, we do not expect to be classified as a “pension held REIT.”

Backup Withholding Tax and Information Reporting

U.S. Holders of Our Securities.  In general, information-reporting requirements will apply to payments of dividends and interest on payments of the proceeds of the sale of our securities discussed herein to some holders, unless an exception applies.

The payor is required to withhold tax on such payments at the rate of 28% if (a) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (b) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

In addition, a payor of dividends or interest on our securities discussed herein will be required to withhold tax at a rate of 28% if (a) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (b) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some security holders, including corporations, may be exempt from backup withholding.  Any amounts withheld under the backup withholding rules from a payment to a security holder will be allowed as a credit against the holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

The payor will be required to furnish annually to the Internal Revenue Service and to holders of our securities information relating to the amount of dividends and interest paid on our securities, and that information reporting may also apply to payments of proceeds from the sale of our securities.  Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Holders of Our Securities.  Generally, information reporting will apply to payments of dividends and interest on our securities, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of one of our securities discussed herein to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders, unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption.  The proceeds of a disposition by a non-U.S. holder of stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding.  However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

Applicable Treasury regulations provide presumptions regarding the status of holders of our securities when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer.  Because the application of these Treasury regulations varies depending on the holder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Tax Provisions

Several of the tax considerations described herein are subject to a sunset provision.  The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions.  These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein.  The impact of this reversion is not discussed herein.  Consequently, prospective holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our securities discussed herein.

State and Local Taxes

We and the holders of our securities may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside.  Our state and local tax treatment and that of the holders of our securities may not conform to the federal income tax treatment discussed above.  Prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

Tax Shelter Reporting

If the holder recognizes a loss as a result of a transaction with respect to our securities of at least (i) for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886.  Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of a REIT’s securities currently are not excepted.  The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper.  Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.